9661 South 700 East	Avenida Arce y Montevideo	Jaimes Freire, 4 Norte
Salt Lake City, Utah 84070	Edificio Montevideo, Piso 4, Of. 1	Calle Las Jardineras #16
USA	La Paz, Bolivia	Santa Cruz de la Sierra, Bolivia
(801) 619-9320 Office	(591-2) 244-4140 Oficina	(591-3)312-1148 Oficina
(801) 619-1747 Fax	(591-2) 215-5533 Fax	(591-3)312-1149 Fax
info@geii.com	info@geii.com	info@geii.com

FOR IMMEDIATE RELEASE

      Golden Eagle Announces Termination of Term Sheet with
Platinum Diversified Mining Inc.

Company Continues Development of A Zone Buen Futuro
Gold/Copper Project and C Zone Gold Project

        SALT LAKE CITY, UTAH—(Business Wire) — June 27, 2007 — Golden Eagle International, Inc. (MYNG, OTCBB) announced today that it received a Notice of Termination of Term Sheet from Platinum Diversified Mining Inc. (“PDM”). PDM indicated that the location of Golden Eagle’s A Zone Buen Futuro project presented obstacles to the possibility for shareholder approval.

        Golden Eagle’s CEO, Terry C. Turner, stated: “Approximately one month ago PDM came to us with a proposal for the purchase of our A Zone gold and copper project, the joint venture of our Precambrian properties and the option to purchase our Gold Bar mill. We believed PDM’s proposal was in the best interest of our shareholders. While we are disappointed by the termination of the transaction, we continue to be firmly committed to developing our Precambrian projects. We intend to move forward toward firming up our feasibility work on our A Zone gold and copper project, and toward full-scale production on our C Zone gold project.”

        Golden Eagle is continuing its development of the A Zone Buen Futuro gold/copper project with the technical team from Washington Group International. The current focus is on finalizing a due diligence study on the Company’s Resource and Reserve Report on the Buen Futuro A Zone.

        Golden Eagle is also continuing the expansion of its C Zone gold pilot plant operations to full-scale commercial production and has begun the purchase and delivery of essential equipment.

        Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the Company at: eaglealert@geii.com.

        Golden Eagle International, Inc. is a gold and copper exploration and mining company headquartered in Salt Lake City, Utah and with offices also in Santa Cruz, Bolivia. The Company is concentrating its efforts on expanding its pilot operations into production operations on its gold project on the C Zone within its 136,500 acres (213 square miles) in eastern Bolivia’s Precambrian Shield. In addition, the Company is working with its international engineering consulting firm on a due diligence study on the Company’s A Zone Buen Futuro gold and copper project.

        The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

        CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and are based on an assumed set of economic conditions and courses of action, including: (a) whether Golden Eagle’ will be able to obtain sufficient financing to continue to meet its operational goals; (b) estimates of mineral reserves, mineralized material and future production levels; (c) uncertainties that result from actions that may be taken in Bolivia relative to increases in the Complementary Mining Tax, Corporate Income Tax or the amount paid for mining patents [claims fees] in the future; (d) uncertainties that result from social and political conditions in Bolivia; and (e) other risk factors and matters disclosed in Golden Eagle’s Securities and Exchange Commission (“SEC”) filings which may be accessed at www.sec.gov. There is a significant risk that actual material results will vary from projected results. No information provided in this press release should be construed as a representation, or indication in any form or manner, of the present or future value of the Company or its common stock. Readers of information contained in this press release should carefully review the Company’s filings with the SEC which contain important information regarding the Company’s financial results, its future plans and their limitations, and the risks involved with the Company’s operations. Additionally, nothing in this press release and our plans with respect to the Buen Futuro A Zone gold and copper project, as well as the C Zone gold project, should be construed by any means as an indication of whether we will ever conduct successful mining operations in connection with those projects. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

_________________

Back to 8-K